EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Medical Office Buildings in Michigan and Alabama

IRVINE, Calif. (Oct. 4, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Rochester Hills Medical Office Building in the Detroit suburb of Rochester Hills, Michigan, and Cullman Medical Office Building III in Cullman, Alabama, for an aggregate purchase price of approximately $25 million.

Rochester Hills Medical Office Building is approximately 93 percent leased to seven tenants, the largest of which is William Beaumont Hospital, doing business as Beaumont Health System, one of the principal healthcare systems in the state of Michigan with eight hospitals and 168 health centers. William Beaumont Hospital occupies approximately 40 percent of the medical office building through August 2024.

The approximately 30,000-square-foot Rochester Hills Medical Office Building is located within two miles of the 290-bed Crittenton Hospital Medical Center, an acute care hospital with a medical staff of nearly 500 physicians. The 520-bed Beaumont Hospital in Troy, Michigan is located approximately eight miles from the medical office building, where a number of healthcare services are provided, including imaging, dialysis, laboratory services, radiology, physical therapy and minimally invasive surgery.

Built in 2010, the approximately 52,000-square-foot Cullman Medical Office Building III is located on the campus of Cullman Regional Medical Center, a 145-bed acute care hospital and the only medical center within 20 miles. The building is 100 percent leased to Cullman Primary Care, P.C., a physician’s group, and Cullman Regional Medical Center, Inc., both of which have occupied the building since its construction. A host of healthcare services are provided at the building, including family medicine, orthopaedics, ophthalmology, obstetrics and gynecology, allergy and asthma, pulmonology, sleep medicine and sleep disorders treatment, neurology and pain treatment. The building is also home to an on-site pharmacy.

“The keys to successful real estate investments are excellent locations and exceptional tenants, which both of these properties enjoy,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “Both of these medical office buildings are strategically located either on or near the campuses of major regional hospitals and are leased to quality tenants, making these attractive acquisitions for Griffin-American Healthcare REIT IV.”

Rochester Hills Medical Office Building was acquired from 6700 N. Rochester, LLC, which was represented by Allen Inman of Brown Gibbons Lang. Cullman Medical Office Building III was acquired from Cullman POB III LLC, an entity affiliated with Seavest Healthcare Properties, LLC, which was represented by Lee Asher and Chris Bodnar of CBRE Group, Inc. Neither sellers are affiliated with Griffin-American Healthcare REIT IV, which financed the acquisitions using cash on hand, borrowings under its line of credit with Bank of America, N.A. and KeyBank, National Association, and via the assumption of an existing loan totaling approximately $4 million associated with the acquisition of Rochester Hills Medical Office Building.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2016, this international portfolio includes more than 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.9* billion in asset value, based on purchase price, as of September 30, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the performance of Rochester Hills Medical Office Building and Cullman Medical Office Building III and the potential value derived from the properties. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economies of Rochester Hills, Michigan and Cullman, Alabama; the strength and financial condition of Rochester Hills Medical Office Building, Cullman Medical Office Building III and their tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.